Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made by and between Forum Energy Technologies, Inc., a Delaware corporation (the “Company”) and C. Christopher Gaut (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is employed by the Company pursuant to that certain Employment Agreement between Executive and the Company effective as of 12th day of April, 2012 (the “Employment Agreement”); and

WHEREAS, Executive and the Company desire to enter into this Amendment to provide for certain adjustments to payments in certain circumstances in the event of a Change in Control (as defined in the Employment Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree that the Employment Agreement is hereby amended, effective as of the 12th day of April 2012, as follows:

1.	Article X of the Employment Agreement is hereby amended in its entirety to read as follows:

“ARTICLE X

10.1 Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply in the event of (i) a “change in the ownership or effective control” of the Company or (ii) a “change in the ownership of a substantial portion of the assets” of the Company, each within the meaning of section 280G of the Code (an “Excise Tax Event”):

(a) Sunset Gross-Up Payment Protection. If an Excise Tax Event is consummated on or before December 31, 2014, and as a result any payment, distribution or provision of a benefit by the Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive on or as soon as practicable following the day on which the Excise Tax is remitted by or on behalf of Executive (but not later than the end of the taxable year following the year in which the Excise Tax is remitted) an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify the Company in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive) within 10 days of the receipt of such claim. The Company shall notify Executive in writing at least 10 days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, then Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, then Executive shall promptly pay such refund to the Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

(b) Post-Sunset Treatment. If an Excise Tax Event is consummated on or after January 1, 2015, and as a result any payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (1) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by section 4999 of the Code or (2) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 10.1(b) shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code. Notwithstanding the foregoing, if shareholder approval (obtained in a manner that satisfies the requirements of section 280G(b)(5) of the Code) of a payment or benefit to be provided to Executive by the Company or any other person (whether under this Agreement or otherwise) would prevent Executive from receiving a “parachute payment” (as defined in section 280G(b)(2) of the Code), then, upon the request of Executive and his agreement (to the extent necessary) to subject his entitlement to the receipt of such payment or benefit to shareholder approval, the Company shall seek such approval in a manner that satisfies the requirements of section 280G of the Code and the regulations thereunder.”

2.	All other provisions of the Employment Agreement shall remain the same and are hereby ratified.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of 12th day of April, 2012,

FORUM ENERGY TECHNOLOGIES, INC.

By:	/s/ James L. McCulloch
James L. McCulloch
Its:	Senior Vice President, General Counsel
and Secretary

EXECUTIVE

/s/ C. Christopher Gaut
C. Christopher Gaut

3